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                                                                    EXHIBIT 10.1



March 23, 2005


Mr. Peter J. Kallet
c/o Oneida Ltd.
163-181 Kenwood Avenue
Oneida, New York 13421

Dear Peter:

         This letter agreement, dated as of March 23, 2005 (the "Agreement") sets forth our mutual understandings and agreements concerning your resignation as President and Chief Executive Officer of Oneida Ltd., a New York corporation, and any of its subsidiaries or affiliates (the "Company"), effective as of the close of business on March 23, 2005 (the "CEO Resignation Date"). Notwithstanding your resignation, following the CEO Resignation Date you shall continue to be an employee of the Company until July 30, 2007, the expiration of the Term (as defined in the July 28, 2004 Letter Agreement (the "Letter Agreement")) (the "Transition Period"), and you shall continue to serve as Chairman of the Board of Directors of the Company (the "Board") following the CEO Resignation Date until the Company's 2005 annual general meeting (the "Annual Meeting"), on which date you shall be deemed to resign as a director and Chairman of the Board. Thereafter, you shall serve as Vice Chairman - Strategic Alliances and Corporate Development, a non-officer position, until the expiration of the Term.

         During the period through May 25, 2005, the anticipated date of the Annual Meeting, you agree to remain available, on a regular and continuous basis, to work with the Board on matters relating to your transition. Thereafter, as Vice Chairman, you agree to advise the Company in dealing with the New York State Business Council, the Table Top Association and such other related trade associations as well as to provide assistance and consultation to the Company in connection with activities relating to acquisitions, mergers and refinancing of corporate debt. Furthermore, in such capacity as Vice Chairman, you agree to advise the Company regarding its licensing activities and product expansion efforts and, as and when directed, to serve as a liaison for communications between the Company and any of its customers and suppliers. Finally, you agree to advise and/or assist the Company on such other special projects upon which you and the Board may mutually agree. The hours and schedule for the performance of your obligations hereunder shall be mutually agreed in good faith by you and the President and Chief Executive Officer.

         1. Transition Period. (a) Salary. Subject to your execution of (i) a unanimous written consent of the Board approving this Agreement, accepting your resignation as President and Chief Executive Officer pursuant to this Agreement, and electing your successor as President and Chief Executive Officer, and (ii) this Agreement, which contains a release of claims against the Company as set forth in Section 5 below, as well as the Company's release of claims against you, you shall continue to receive your Base Salary (as such term is defined in Section 6 of the Letter Agreement) during the Transition Period at the rate in effect on the CEO Resignation Date. Additionally, for such period you


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shall be reimbursed by the Company for such reasonable and necessary business related expenses incurred by you in your capacity as Vice Chairman - Strategic Alliances and Corporate Development. Furthermore, the Board specifically agrees that during the period you are receiving compensation pursuant to this Agreement, you shall be permitted to seek and accept employment, and work elsewhere, in any capacity, subject to the limitations set forth in Section 7(a) of the Letter Agreement, as modified by Section 3(a) below.

         (b) Benefits. During the Transition Period, you shall continue to participate, to the extent eligible, in all the employee benefits plans or programs of the Company as are generally available to other similarly situated employees. Specifically, and without limitation, you shall continue to receive all medical, health, dental and vision plan coverages currently available to you and your lawful dependents at no additional cost to you (beyond what is currently charged to you) until the later of (i) the expiration of the Transition Period or (ii) the expiration of the applicable period of continuation coverage under COBRA; provided, however, that any such coverage shall cease upon your employment with an employer with which you are eligible for any health benefits.

         (c) Bonus for Fiscal Years Ending January 2006 and January 2007; No Participation in Other Incentive Arrangements. You shall be eligible for a bonus of up to $85,000 for the fiscal year ending January 2006 (even if you secure other employment during such fiscal year), which shall be paid at the same times as bonuses are generally paid under the Company's Fiscal 2006 Annual Incentive Plan-Cash Bonus Plan (the "AIP"). One half of such amount shall be earned based upon the attainment of EBITDAR goals as follows: at $28.2 million of EBITDAR and above, the full amount ($42,500) shall be earned; at $25.38 million of EBITDAR, one-half ($21,250) shall be earned; below $25.38 million of EBITDAR, no portion shall be earned; and between $25.38 and $28.2 million of EBITDAR, the bonus shall be linearly interpolated between $21,250 and $42,500. The amount, if any, of the remaining one half of your potential bonus for fiscal 2006 (up to $42,500) shall be determined in the full discretion of the President and Chief Executive Officer and the Compensation Committee of the Board, based upon its assessment of your overall contribution and efforts made on behalf of the Company. Provided that you have not commenced employment with any other employer, you will also be eligible for a bonus of up to $85,000 for the fiscal year ending January 2007, one half of which will be based on the attainment of the Company-wide goals established for use under the AIP for that year, and one half of which shall be subject to the discretion of the President and Chief Executive Officer and the Compensation Committee. Other than as provided above, you shall not participate in any annual or long-term incentive plans, programs or arrangements of the Company, whether formal or informal, written or unwritten after the CEO Resignation Date.

         (d) Unpaid Vacation Leave. Within 10 days of execution of this Agreement, you shall be reimbursed at your daily rate, for three weeks of accrued and/or earned vacation, which the parties hereby agree represents all accrued and/or earned vacation leave existing as of the date of execution of this Agreement. You shall not earn or accrue any vacation during the Transition Period.

         (e) Reimbursement for Other Non-Specified Expenses. The Company agrees to reimburse you, within 10 days of execution of this Agreement, in the amount of $25,000 for unspecified expenses, which shall be subject to withholding.

         (f) Office Space; Home Telecommunication Equipment. The Company shall provide you with office space and secretarial assistance during the Transition Period. During the Transition Period,


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the Company also shall continue to furnish and support your current home telecommunication equipment.

         2. Duties. During your service as Chairman and Vice Chairman of the Board, you shall report to the Company's Board and the President and Chief Executive Officer.

         3. Restrictive Covenants. (a) In General. You agree and acknowledge that the terms of the restrictive covenants set forth in Section 7 of the Letter Agreement shall remain in full force and effect; provided, however, that the "Restricted Period" thereunder shall be deemed to expire on July 30, 2007.

                  (b) Non-Disparagement. The parties agree not to criticize, denigrate or disparage each other, including your work record and the operations and policies of the Company, its parent, directors, officers, agents, employees, successors and assigns.

         4. Releases. (a) General Release. In consideration of the payments provided to you herein, and after consultation with counsel, you and each of your heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the "Releasors") hereby irrevocably and unconditionally release and forever discharge the Company and each of its officers, employees, directors, shareholders and agents from any and all claims, actions, causes of actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, "Claims"), including, without limitation, any Claims under federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) your employment relationship with and service as an employee, officer or director of the Company, and the termination thereof, (ii) the Letter Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 4(a) shall not apply to the obligations of the Company under this Agreement. The Releasors further agree that the payments described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company arising out of your employment relationship with the Company, your service as an employee, officer or director of the Company and the termination thereof. The foregoing release of claims shall not apply to any pre-existing obligations of the Company with respect to any retirement plan, SERP, QSERP or 401(K) plan or benefit in which you participate.

         (b) Specific Release of ADEA Claims. In further consideration of the payments provided to you under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company and each of its officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your resignation to consult with any attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA;
(ii) you were given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; (iii) you are providing the release and discharge set forth in this
Section 4(b) only in exchange for consideration


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in addition to anything of value to which you are already entitled; and (iv)
that you knowingly and voluntarily accept the terms of this Agreement.

         (c) Representations. You hereby represent that you have not filed any action, complaint, charge, grievance or arbitration against the Company or any of its officers, employees, directors or agents.

         (d) Company Release of Claims. In exchange for the benefits and consideration provided to it pursuant to the terms of this Agreement, the Company, hereby waives, releases and forever discharges you, your heirs, representatives, successors and assigns, from any and all claims, known or unknown, that it has or may have against you arising from any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, including, but not limited to, any claims relating to, arising out of, or resulting from your employment by the Company, and/or separation therefrom.

         5. Revocation. This Agreement may be revoked by you within the seven-day period commencing on the date you sign this Agreement (the "Revocation Period"). In the event of any such revocation by you, all obligations of the Company under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by you shall be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period. Notwithstanding anything to the contrary herein, in the event of any such revocation by you, your resignation as President and Chief Executive Officer of the Company shall continue to be effective as of the CEO Resignation Date.

         6. Cooperation. You understand that you may be required to execute a representation letter addressed to the Company's auditors with respect to fiscal year 2005, as well as other certifications or representations under Sarbanes-Oxley or other applicable law or regulations (to the extent you are legally permitted to execute such documents), and you hereby agree to do so at the request of the Board in connection with your service as President and Chief Executive Officer during such fiscal year. Your obligation to execute such representation letter and other certifications or representations shall be conditioned upon your good faith belief that all necessary underlying reports made by others in connection with such year-end representations, certifications and disclosures have also been made in good faith. You agree that, following the CEO Resignation Date, you shall in good faith use your best efforts to make yourself available to assist and cooperate with the Company, in connection with any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or arbitration related to the business of the Company or to your services as an employee or officer of the Company.

         7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within the state (without regard to the choice of law provisions thereof).

         8. Public Information Release. The parties agree that a mutually agreed-to press release/public information statement, in the form of the attached Exhibit "A," shall be released concerning your separation from the Company.


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         9. Notices. Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when personally delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

         If to Peter J. Kallet:
         At the address and/or facsimile number maintained by the Company in its records

         If to the Company:
         Oneida Ltd.
         c/o General Counsel
         163-181 Kenwood Avenue
         Oneida, New York 13421

or to such other address as either party may furnish to the other in writing in accordance with this Section 9. Notice of change of address shall be effective only upon receipt.

         10. Successors. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and its successors, permitted assigns, heirs, legal representatives, executors and administrators. The Company agrees that in the event of your death, your personal representative(s) shall be entitled to receive any and all payments then due under this Agreement, and any and all payments due hereunder through July 28, 2007 (the expiration of the Transition Period).

         11. Miscellaneous Agreements. (a) Notwithstanding any other provision, the Board and the Company acknowledge that there did not exist at the time of execution of this Agreement any reason to terminate your services for Cause (as such term is defined in the Letter Agreement).

         (b) The Company agrees that during your services as Vice Chairman you shall, at your election, be entitled to exclusively utilize your current office and receive such clerical and administrative support as you deem appropriate.

         12. Counterparts. All executed copies of this Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original. This Agreement may be executed in counterparts, each of which shall constitute a single enforceable instrument.

         13. Entire Agreement. All prior negotiations and agreements between the parties hereto with respect to the matters contained herein (including without limitation, the Letter Agreement) are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

         Your signature below constitutes your agreement with each provision contained in this Agreement.


                                                     ONEIDA LTD.

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                              By: /s/ FRED SPIVAK
                                 -----------------------
                                 Name: Fred Spivak
                                 Title: Chairman of the Management Development
                                        And Executive Compensation Committee

Accepted and agreed:

/s/ PETER J. KALLET
------------------------------------
Peter J. Kallet
Date:     3/23/05
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